INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 22, 2002 (with respect to Notes J[1] and J[2], March 4, 2002) on our audit of the consolidated financial statements of Steven Madden, Ltd. and subsidiaries included in its annual report on Form 10-K for the year ended December 31, 2001.



/s/ Eisner LLP

New York, New York
August 12, 2002